CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Trustees of
   Allianz Variable Insurance Products Trust:

We consent to the incorporation by reference of our reports dated February 23, 2007 in this Form N-14, relating to the financial statements and financial highlights of the AZL Dreyfus Founders Equity Growth Fund, AZL Van Kampen Strategic Growth Fund, AZL OCC Value Fund, AZL OCC Renaissance Fund, AZL Van Kampen Comstock Fund, AZL AIM Basic Value Fund, AZL Van Kampen Mid Cap Growth Fund and AZL Van Kampen Aggressive Growth Fund.


/s/ KPMG LLP

Columbus, Ohio
June 29, 2007